CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Sector Funds (Invesco Sector Funds) of our reports dated June 26, 2019, relating to the financial statements and financial highlights, which appear in Invesco Dividend Income Fund and Invesco Small Cap Value’s Annual Reports on Form N-CSR for the year ended April 30, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
December 9, 2019